CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We hereby consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 1, 2002, with respect to the consolidated financial statements of Tel-Voice Communications, Inc. and
Subsidiaries as of and for the year ended December 31, 2001, including the consolidated balance sheet of Tel-Voice Communications, Inc. and Subsidiaries as of December 31, 2001 and the related consolidated statements of operations, shareholders' deficiency, and cash flows for the year ended December 31, 2001.


/s/ Stonefield Josephson, Inc.
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STONEFIELD JOSEPHSON, INC.
Certified Public Accountants